                            Schedule 14A Information

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No.   )


                 Filed by the Registrant  /x/                                (3)     Per unit price or other underlying value
                 Filed by a Party other than the Registrant  [ ]                     of transaction computed pursuant to
                                                                                     Exchange Act Rule 0-11:(1)
                 Check the appropriate box:

                   / /    Preliminary Proxy Statement
                                                                             (4)     Proposed maximum aggregate value of
                   /X/    Definitive Proxy Statement                                 transaction:

                   / /    Definitive Additional Materials

                   / /    Soliciting Material Pursuant to Section              (1) Set forth the amount on which the filing
                          240.14a-11(c) or Section  240.14a-12               fee is calculated and state how it was determined.

                                                                               / /   Check box if any part of the fee is offset
                 (Name of Registrant as Specified in Its Charter)                    as provided by Exchange Act Rule 0-
                                                                                     11(a)(2) and identify the filing for which
                 Carter-Wallace, Inc.                                                the offsetting fee was paid previously.
                 --------------------------------------------------
                                                                                     Identify the previous filing by
                 (Name of Person(s) Filing Proxy Statement)                          registration statement number, or the Form
                                                                                     or Schedule and the date of its filing.
                 Carter-Wallace, Inc.
                 --------------------------------------------------
                                                                             (1)     Amount Previously Paid:

                 Payment of Filing Fee (Check the appropriate box):
                                                                             (2)     Form, Schedule or Registration Statement
                   /x/    $125 per Exchange Act Rules 0-                             No.:
                          11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
                          (Note: $125 filing fee already paid in
                          connection with preliminary proxy filing
                          made on June 8, 1994--file no. 1-5910).

                   / /    $500 per each party to the controversy             (3)     Filing Party:
                          pursuant to Exchange Act Rule 14a-6(i)(3).

                   / /    Fee computed on table below per Exchange           (4)     Date Filed:
                          Act Rules 14a-6(i)(4) and 0-11.



                 (1) Title of each class of securities to which transaction applies:



                 (2)      Aggregate number of securities to which
                          transaction applies:

                             CARTER-WALLACE, INC.
             1345 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10105

                           --------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JULY 19, 1994

                           --------------------------

         The Annual Meeting of Stockholders of Carter-Wallace, Inc. will be held at the registered office of the Company, 1209 Orange Street, Wilmington, Delaware 19801, on Tuesday, July 19, 1994, at 1:00 P.M., Eastern Daylight Time, for the following purposes:

                 1.  To elect directors.

                 2. To consider and take action upon the ratification of the appointment by the Board of Directors of KPMG Peat Marwick as independent auditors for the Company for the current fiscal year.

                 3. To consider and take action on a proposal to amend the Company's 1977 Restricted Stock Award Plan.

                 4. To consider and take action upon a proposal made by a stockholder to require the Company to provide disclosures of certain employees previously employed in governmental capacities, which proposal is opposed by the Board of Directors.

                 5. To transact any other business which may properly come before the meeting.

         Only holders of record of Common Stock and Class B Common Stock at the close of business on June 2, 1994 will be entitled to vote at the meeting.

         To assure your representation at the meeting, please date, sign and mail promptly the accompanying proxy, for which a postpaid return envelope is provided. Please return the proxy in a timely fashion to save the Company the expense of an additional mailing of the proxy materials.

                                 RALPH LEVINE
                                   Secretary

New York, New York
June 17, 1994

                              CARTER-WALLACE,INC.
             1345 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10105

                          ---------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                 JULY 19, 1994

                           --------------------------

                                PROXY STATEMENT

                           --------------------------


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Carter-Wallace, Inc. (the "Company") of proxies for use at the Company's 1994 Annual Meeting of Stockholders (the "Meeting") to be held at the registered office of the Company, 1209 Orange Street, Wilmington, Delaware 19801, on Tuesday, July 19, 1994 at 1:00 P.M., Eastern Daylight Time and at any adjournment or adjournments thereof. The date of mailing of this Proxy Statement and the accompanying proxy is on or about June 17, 1994.

         At the Meeting, all shares represented by a properly executed proxy in the accompanying form (which has not been revoked) will be voted, and, where instructions are specified, will be voted in accordance with such specifications. Where instructions are not specified, the shares represented by such proxy will be voted (a) FOR the election of each of the nominees for director named in this Proxy Statement, (b) FOR the ratification of the appointment of KPMG Peat Marwick as independent auditors for the Company, (c) FOR the amendment to the Company's 1977 Restricted Stock Award Plan and (d) AGAINST the stockholder proposal to require the Company to furnish the stockholders each year with a list of certain employees who served in any governmental capacity in the previous five years and whether such employee was engaged in any matter which had a direct bearing on the business of the Company. If any nominee for election as a director should be unable to serve, which is not presently anticipated, proxies will be voted for a nominee designated by the Board of Directors. In addition, proxies will be voted in the discretion of the proxy holders with respect to such other business as may properly come before the Meeting.

         Any proxy may be revoked by a stockholder by a written communication to the Secretary of the Company delivered prior to or at the Meeting, to the extent the proxy has not theretofore been voted. Sending in a signed proxy will not affect a stockholder's right to attend the Meeting and to vote in person.

                                 VOTING RIGHTS

         On each matter submitted to a vote at the Meeting, (i) each holder of Common Stock, par value $1.00 per share, of the Company ("Common Stock") is entitled to one (1) vote for each such share registered in his name at the close of business on June 2, 1994, the record date stated in the Notice of Annual Meeting of Stockholders (the "Record Date"), and (ii) each holder of Class B Common Stock, par value $1.00 per share, of the Company ("Class B Common Stock") is entitled to ten (10) votes for each such share registered in his name at the close of business on the Record Date. As of the Record Date, the Company had 33,477,286 shares of Common Stock outstanding and entitled to vote and 12,592,172 shares of Class B Common Stock outstanding and entitled to vote. On all actions to be taken at the Meeting, holders of Common Stock and holders of Class B Common Stock vote together as a single class. On the Record Date, officers and directors of the Company and members of their immediate families beneficially owned an aggregate of 11,952,514 shares of Common Stock, representing 35.70% of the outstanding shares of Common Stock and an aggregate of 11,802,135 shares of Class B Common Stock, representing 93.73% of the outstanding shares of Class B Common Stock; such holdings represent 81.54%, in the aggregate, of the voting power of shares entitled to vote at the Meeting. See "Principal Stockholders."

                             PRINCIPAL STOCKHOLDERS

         As used in this Proxy Statement, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this Proxy Statement, a person is deemed as of any date to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date through the exercise of an option or similar right or otherwise and of any security held in the name of such person's spouse or minor children.

         As of the Record Date, the only persons known to the Company who beneficially owned more than 5% of either the outstanding shares of Common Stock or the outstanding shares of Class B Common Stock were Ardsley Advisory Partners, 450 Park Avenue, Suite 3003, New York, New York 10022 ("Ardsley"), Neuberger & Berman, 605 Third Avenue, New York, New York 10158 ("Neuberger") and The CPI Development Corporation, 229 South State Street, Dover, Delaware 19901 ("CPI") and its directors and stockholders. Ardsley owns 3,006,500 shares of Common Stock of the Company, which represent 8.98% of the outstanding shares of Common Stock. Neuberger owns 2,942,854 shares of Common Stock of the Company, which represents 8.79% of the outstanding shares of Common Stock. CPI is a personal holding company, the assets of which consist of 11,754,000 shares of Common Stock, which represent 35.11% of the outstanding shares of Common Stock, and 11,754,000 shares of Class B Common Stock, which represent 93.34% of the outstanding shares of Class B Common Stock. The directors of CPI are Henry
H. Hoyt, Jr., Chairman of the Board of Directors and Chief Executive Officer of the Company, Charles O. Hoyt, Scott C. Hoyt, Vice President, New Products, Carter Products Division of the Company and Suzanne H. Garcia. Henry H. Hoyt, Jr., Charles O. Hoyt, Scott C. Hoyt and Suzanne H. Garcia are the beneficial owners of substantially all the outstanding voting securities of CPI. Certain information as to such stockholders and the number of shares of Common Stock and of Class B Common Stock beneficially owned by all officers and directors of the Company as a group as of the Record Date is set forth on the following page.


          [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

                                                       AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                        -------------------------------------------------------------
                                                             PERCENT         CLASS B        PERCENT
                                             COMMON            OF            COMMON            OF
          NAME AND ADDRESS                    STOCK         CLASS(1)          STOCK         CLASS(1)
          ----------------                 ----------       --------        ---------       --------
 THE CPI DEVELOPMENT CORPORATION         11,754,000          35.11%        11,754,000        93.34%
 229 South State Street
 Dover, Delaware 19901(7)

 HENRY H. HOYT, JR.                      11,785,560          35.20%        11,785,560(2)     93.59%
 1345 Avenue of the Americas             (2)(3)(4)                                   (3)
 New York, New York 10105(7)

 CHARLES O. HOYT                         11,824,566(2)       35.32%        11,785,500(2)     93.59%
 1345 Avenue of the Americas                       (3)                               (3)
 New York, New York 10105(7)

 SCOTT C. HOYT                           11,754,324(2)       35.11%        11,754,000(2)     93.34%
 1345 Avenue of the Americas
 New York, New York 10105(7)

 SUZANNE H. GARCIA                       11,776,500(2)       35.18%        11,776,500(2)     93.52%
 P.O. Box 5040                                     (3)                               (3)
 Santa Fe, New Mexico 87502(7)

 ARDSLEY ADVISORY PARTNERS                3,006,500           8.98%            --              --
 450 Park Avenue
 Suite 3003
 New York, New York 10022(7)

 PHILIP J. HEMPLEMAN                      3,006,500(6)        8.98%            --              --
 450 Park Avenue
 Suite 3003
 New York, New York 10022(7)

 NEUBERGER & BERMAN                       2,942,854           8.79%            --              --
 605 Third Avenue
 New York, New York 10158(7)

 C. CARL RANDOLPH                         2,942,854(8)        8.79%            --              --
 605 Third Avenue
 New York, New York 10158(7)

 All officers and directors of the       11,952,514          35.70%        11,802,135(3)     93.73%
 Company as a group (21 persons)         (3)(4)(5)

- - - -----------------

         (1) Computed on the basis of 33,477,286 shares of Common Stock and 12,592,172 shares of Class B Common Stock, as the case may be, outstanding on the Record Date.

         (2) Includes the number of shares of Common Stock and of Class B Common Stock, as the case may be, owned of record by CPI and as to which Henry
H. Hoyt, Jr., Charles O. Hoyt, Scott C. Hoyt and Suzanne H. Garcia are deemed beneficial owners by virtue of their relationships with CPI. Henry H. Hoyt, Jr., Charles O. Hoyt, Scott C. Hoyt and Suzanne H. Garcia disclaim beneficial ownership of such shares.

         (3) Includes an additional 31,560, 70,566 and 22,500 shares of Common Stock and 31,560, 31,500 and 22,500 shares of Class B Common Stock which are beneficially owned by Henry H. Hoyt,

Jr., Charles O. Hoyt and Suzanne H. Garcia, respectively. In no case do these additional shares constitute more than 1/2 of 1% of the shares of Common Stock or Class B Common Stock, as the case may be, outstanding and they do not change the approximate percentage of ownership reflected in the table. Henry H. Hoyt, Jr. and Charles O. Hoyt each disclaims beneficial ownership of 9,000 of these additional shares of Common Stock and 9,000 of these additional shares of Class B Common Stock that are held in testamentary trusts of which they are trustees and/or remaindermen. Suzanne H. Garcia disclaims beneficial ownership of 9,000 of these additional shares of Common Stock and 9,000 of these additional shares of Class B Common Stock.

         (4) Does not include 166,566 shares of Common Stock awarded to Henry H. Hoyt, Jr. under the Company's Restricted Stock Award Plan, which have not been issued as of the date hereof and are subject to forfeiture under certain conditions. See "Amendment of Restricted Stock Award Plan."

         (5) Includes 114,087 shares of Common Stock awarded to certain officers under the Company's Restricted Stock Award Plan, which are subject to forfeiture under certain conditions, but it does not include 650,890 shares of Common Stock issuable to certain officers at a future date pursuant to said Plan. See "Amendment of Restricted Stock Award Plan."

         (6) By virtue of Philip J. Hempleman's position as managing partner of Ardsley Advisory Partners, Mr. Hempleman is reflected herein as the beneficial owner of the shares held by Ardsley Advisory Partners.

         (7) Based solely on a review of the reports of ownership and changes in their ownership filed with the Securities and Exchange Commission and the New York Stock Exchange and representations furnished to the Company during the last fiscal year by officers, directors and more than 10% beneficial owners of a registered class of the Company's equity securities, the Company believes that each of these persons is in compliance with all applicable filing requirements, except that Charles O. Hoyt filed a Form 4 reflecting the sale of 127,500 shares of the Company's Common Stock approximately 6 days after the date on which it was due.

         (8) By virtue of C. Carl Randolph's position as General Partner of Neuberger & Berman, Mr. Randolph is reflected herein as beneficial owner of 2,942,854 shares held by Neuberger & Berman.


                             ELECTION OF DIRECTORS

         Eight directors will be elected to serve until the next Annual Meeting of Stockholders or until their successors are elected. Shares represented by proxies solicited by the Board of Directors will, unless otherwise specified thereon, be voted for the election of the nominees named below, each of whom is presently a director. All nominees for director were elected at the last annual meeting of stockholders.

                                                            COMMON STOCK          CLASS B COMMON STOCK
                                                      ------------------------    ---------------------

                                            SERVED    SHARES OWNED              SHARES OWNED
                                              AS      BENEFICIALLY              BENEFICIALLY
           NAME, AGE, PRINCIPAL               A          ON THE       PERCENT      ON THE       PERCENT
           OCCUPATION AND OTHER            DIRECTOR      RECORD         OF         RECORD         OF
                INFORMATION                 SINCE         DATE        CLASS(1)      DATE        CLASS(1)
         -----------------------           ---------  -------------   -------   -------------   -------
 DANIEL J. BLACK; 62;
     President and Chief Operating
     Officer of the Company since prior
     to June 1989(2) . . . . . . . . .       1975       2,775(7)        (8)        2,775         .02%

 DAVID M. BALDWIN; 65;
     Chairman of the Board, David M.
     Baldwin Realty Co., Inc. since
     February 28, 1994; President,
     Helmsley-Noyes Company, Inc.
     since prior to June 1989  . . . .       1990       3,000           (8)          --           --

 RICHARD L. CRUESS, M.D.: 64;
     Dean, Faculty of Medicine, McGill
     University, Montreal, Quebec,
     Canada since prior to June 1989;
     Professor of Surgery and Chairman
     of the Division of Orthopedic
     Surgery, McGill University,
     Montreal, Canada since prior to
     June 1989; Orthopedic Surgeon-in-
     Charge, Royal Victoria Hospital,
     Montreal, Canada since prior to
     June 1989 . . . . . . . . . . . .       1977         300           (8)          300          (8)

 HENRY H. HOYT, JR.; 66;
     Chairman of the Board of Directors
     and Chief Executive Officer of the
     Company since prior to June
     1989(2)(3)  . . . . . . . . . . .       1955  11,785,560         35.20%  11,785,560        93.59%
                                                   (5)(6)(7)                    (5)(6)

 SCOTT C. HOYT; 41;
     Vice President, New Products,
     Carter Products Division since
     August 1993; Vice President,
     Personal Products Marketing,
     Carter Products Division of the
     Company ("CPD") since June 1991;
     Vice President, Market
     Development, CPD since prior to
     June 1991; Director, Marketing,
     Personal Products, CPD since prior
     to May 1989(3)  . . .  .  .  .  .       1988  11,754,324(5)      35.11%  11,754,000(5)     93.34%

 RALPH LEVINE; 58;
     Vice President, Secretary and
     General Counsel since prior to
     June 1989(2)  . . . . . . . . . .       1990       3,000(9)        (8)          --           --

 HERBERT M. RINALDI; 65;
     Partner in the firm of Carella,
     Byrne, Bain, Gilfillan, Cecchi,
     Stewart & Olstein (attorneys) since
     prior to June 1989(4)  . . . . . .      1977       9,000          .03%          --           --



                                                            COMMON STOCK          CLASS B COMMON STOCK
                                                      ------------------------    ---------------------

                                            SERVED    SHARES OWNED              SHARES OWNED
                                              AS      BENEFICIALLY              BENEFICIALLY
           NAME, AGE, PRINCIPAL               A          ON THE       PERCENT      ON THE       PERCENT
           OCCUPATION AND OTHER            DIRECTOR      RECORD         OF         RECORD         OF
                INFORMATION                 SINCE         DATE        CLASS(1)      DATE        CLASS(1)
         -----------------------           ---------  -------------   -------   -------------   -------
 PAUL A. VETERI; 52;
     Vice President, Finance and Chief
     Financial Officer since prior to
     June 1989(2)  . . . . . . . . . .       1990       5,700(9)       .02%          --           --

- - - -------------------

         (1) Computed on the basis of 33,477,286 shares of Common Stock and 12,592,172 shares of Class B Common Stock, as the case may be, outstanding on the Record Date, unless otherwise noted.

         (2) Member of the Executive Committee.

         (3) Scott C. Hoyt is the nephew of Henry H. Hoyt, Jr. There are no other family relationships among the directors and officers of the Company.

         (4) The firm Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein has performed legal services for the Company in the last fiscal year.

         (5) Includes 11,754,000 shares of Common Stock and 11,754,000 shares of Class B Common Stock, as the case may be, owned of record by CPI. For information with respect to the relationship of Messrs. Henry H. Hoyt, Jr. and Scott C. Hoyt to CPI, see "Principal Stockholders." Henry H. Hoyt, Jr., and Scott C. Hoyt disclaim that they are beneficial owners of the shares of Common Stock and of Class B Common Stock owned by CPI.

         (6) Includes 9,000 shares of Common Stock and 9,000 shares of Class B Common Stock, as the case may be, held in trust under the will of Kate Good Orcutt; Henry H. Hoyt, Jr. is a trustee and a beneficiary of the trust.

         (7) Does not include 166,566 shares of Common Stock awarded to each of Henry H. Hoyt. Jr. and Daniel J. Black under the Company's Restricted Stock Award Plan, which have not been issued as of the date hereof and are subject to forfeiture under certain conditions. See "Amendment of Restricted Stock Award Plan."

         (8) Less than .01%.

         (9) Does not include 45,768 shares of Common Stock awarded to Ralph Levine and 45,684 shares awarded to Paul A. Veteri under the Company's Restricted Stock Award Plan which have not been issued as of the date hereof and are subject to forfeiture under certain conditions. See "Amendment of Restricted Stock Award Plan."

         Directors will be elected by the affirmative vote of a majority of the shares entitled to vote in the election. Abstentions and broker non-votes will have the same effect as negative votes in the election.

                       BOARD OF DIRECTORS AND COMMITTEES

         In the fiscal year ended March 31, 1994, the Board of Directors held 10 meetings. The Board of Directors has appointed an Audit Committee, an Executive Committee, a Nominating Committee and a Compensation Committee.

         The Audit Committee, composed of Herbert M. Rinaldi, Chairman, Richard
L. Cruess, M.D. and David M. Baldwin, held 4 meetings in the fiscal year ended March 31, 1994. The Audit Committee meets with the Company's independent auditors, the Company's internal audit personnel and other corporate officers on matters relating to corporate financial reporting and accounting procedures and policies, the adequacy of the Company's financial, accounting and operational controls and the scope of the audits of both the independent and internal auditors, and reviews and reports to the Board of Directors the results of such audits and its recommendations relating to the appointment of independent auditors, financial reporting and accounting practices and policies.

         The Nominating Committee, composed of David M. Baldwin, Chairman, Richard L. Cruess, M.D. and Herbert M. Rinaldi met once in the fiscal year ended March 31, 1994. The Nominating Committee identifies and recommends candidates for election to the Board of Directors. The Nominating Committee will consider nominees recommended by stockholders. Such nominations for directors to be elected at the 1995 Annual Meeting of Stockholders should be furnished in writing to the Secretary of the Company by February 15, 1995 and should indicate the nominee's name, age and business experience.

         The Compensation Committee, composed of Richard L. Cruess, M.D., Chairman, Herbert M. Rinaldi and David M. Baldwin, met once in the fiscal year ended March 31, 1994. The Compensation Committee is empowered to make recommendations to the Board with respect to base cash compensation for the two senior officers of the Company.

         All of the Company's directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served. Directors, other than those who are salaried employees of the Company, receive an annual fee of $35,000 for serving on the Board and a fee of $500 for each meeting of the Audit Committee that they attended, but did not receive a fee for attendance at meetings of the Board of Directors or meetings of any committee other than the Audit Committee. Directors who are salaried employees of the Company received a fee of $250 for each meeting of the Board of Directors that they attended.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

         The Summary Compensation Table shows certain information for the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for services rendered in all capacities during the fiscal years ended March 31, 1994, 1993 and 1992. The information includes the dollar value of base salaries, bonus awards and long-term incentive plan awards and payouts and certain other compensation, if any, whether paid or deferred.

                                      SUMMARY COMPENSATION TABLE

                                                                                          Long Term
                                            Annual Compensation                          Compensation
                            -----------------------------------------------   ----------------------------------
                                                                                                      All Other
 Name and                    Fiscal                                             Restricted          Compensation
 Principal Position           Year       Salary       Bonus       Other(4)    Stock Awards(2)          (1)(4)
 ------------------          ------      ------       -----       --------    ---------------       ------------
 Henry H. Hoyt, Jr.           1994      $889,100   $666,800    $ 79,766(3)          -0-                 $36,823
 Chairman of the Board,       1993       808,300    687,100     100,808             -0-                  25,432
   Chief Executive            1992       734,800    624,600        N.R.             -0-                    N.R.
   Officer and Director

 Daniel J. Black              1994      $889,100   $666,800    $111,008(3)          -0-                 $32,176
 President, Chief             1993       808,300    687,100     128,780             -0-                  20,784
   Operating Officer          1992       734,800    624,600        N.R.             -0-                    N.R.
   and Director

 Ralph Levine                 1994      $410,000   $308,000     $58,596(3)          -0-                 $20,038
 Vice President,              1993       343,750    280,000      87,434             -0-                  16,790
   Secretary, General         1992       303,125    227,500        N.R.             -0-                    N.R.
   Counsel and Director

 Paul A. Veteri               1994      $410,000   $308,000     $62,953(3)          -0-                 $15,586
 Vice President,              1993       340,100    280,000      57,228             -0-                  12,302
   Finance, Chief             1992       292,183    205,800        N.R.             -0-                    N.R.
   Financial Officer
   and Director

 Herbert Sosman               1994      $405,000   $283,500     $67,962(3)          -0-                 $22,881
 Vice President               1993       375,000    262,500      66,058             -0-                  19,469
   Pharmaceuticals            1992       347,200    208,300        N.R.             -0-                    N.R.


- - - -------------


(1) Includes Company contributions vested pursuant to the Supplemental Retirement and Savings Plan and the Executive Pension Benefits Plan and Company paid premiums in connection with supplemental death benefit agreements with each executive officer. The vested contributions to the Supplemental Retirement and Savings Plan and the Executive Pension Benefits Plan for each executive officer for the fiscal year ended March 31, 1994 are as follows: Henry H. Hoyt, Jr.-$16,336; Daniel J. Black-$16,336; Ralph Levine-$8,200; Paul A. Veteri- $8,200; and Herbert Sosman-$8,100. The premiums paid with respect to the supplemental death benefit agreement for each executive officer for the fiscal year ended March 31, 1994 are as follows: Henry H. Hoyt, Jr.-$20,487; Daniel J. Black-$15,840; Ralph Levine-$11,838; Paul A. Veteri-$7,386; and Herbert Sosman-$14,781.

(2) Henry H. Hoyt, Jr. and Daniel J. Black each received awards of 166,566 shares on May 10, 1990 which are scheduled to vest on May 10, 1995. The market value of these shares was $3,497,886 on March 31, 1994.

      Ralph Levine received an award of 45,768 shares on November 22, 1990 which are scheduled to vest on November 22, 1995. The market value of these shares was $961,128 on March 31, 1994.

      Paul A. Veteri received an award of 45,684 shares on November 22, 1990 which are scheduled to vest on November 22, 1995. The market value of these shares was $959,364 on March 31, 1994.

      Herbert Sosman received an award of 55,113 shares on December 18, 1990 which are scheduled to vest on December 18, 1995. The market value of these shares was $1,157,373 on March 31, 1994.

      If there is a change in control of the Company, the shares shall become fully vested. Dividends accumulated since the date of grant are paid to the recipient of the award at vesting.

(3)   Included in this amount is $24,390, $41,585, $24,429, $22,398 and $24,370 for Henry H. Hoyt, Jr., Daniel J. Black, Ralph Levine, Paul A. Veteri and Herbert Sosman, respectively related to withholding taxes paid by the Company on the employee's behalf.

(4) Amounts of "Annual Compensation - Other" and "All Other Compensation" are not required (N.R.) for the fiscal year ended March 31, 1992.


                                         PENSION PLAN TABLE

                                             10 Years     20 Years    30 Years      40 Years
         Covered Compensation                Service      Service     Service       Service
         --------------------                --------     --------    --------      --------
$400,000  . . . . . . . . . . . . . .          77,247      154,494     233,118      313,118
$450,000  . . . . . . . . . . . . . .          87,247      174,494     263,118      353,118
$500,000  . . . . . . . . . . . . . .          97,247      194,494     293,118      393,118
$550,000  . . . . . . . . . . . . . .         107,247      214,494     323,118      433,118
$600,000  . . . . . . . . . . . . . .         117,247      234,494     353,118      473,118
$650,000  . . . . . . . . . . . . . .         127,247      254,494     383,118      513,118
$700,000  . . . . . . . . . . . . . .         137,247      274,494     413,118      553,118
$750,000  . . . . . . . . . . . . . .         147,247      294,494     443,118      593,118
$800,000  . . . . . . . . . . . . . .         157,247      314,494     473,118      633,118
$850,000  . . . . . . . . . . . . . .         167,247      334,494     503,118      673,118
$900,000  . . . . . . . . . . . . . .         177,247      354,494     533,118      713,118


    The Employees' Retirement Plan of Carter-Wallace, Inc. (the "Retirement Plan") is a noncontributory defined benefit plan. The Retirement Plan provides for a pension payable upon retirement at age 65 in an amount calculated on the basis of the number of years of credited service and the individual's average salary during the five consecutive highest paid years in the ten year period immediately preceding the individual's retirement date. Covered compensation does not include deferred compensation, bonuses or other incentive compensation. The Retirement Plan permits early retirement and deferred retirement under specified conditions.

    The above table shows the estimated annual benefits payable on retirement to eligible employees, including officers and directors, under the Retirement Plan as in effect on March 31, 1994. Amounts shown are based on the assumptions that the Retirement Plan remains in effect without change, and that the individual receives a straight life benefit with no reduction to allow for payment to a surviving spouse, as is permitted by the Retirement Plan.

    The above computation of benefits assumes continued employment to age 65 and covered compensation as described above. Amounts shown are before applicable federal and state income taxes payable by the recipient and are net of a portion of applicable Social Security benefits received. The portion of the benefits accrued as of September 30, 1980 is subject to annual cost-of-living adjustments.

Current covered remuneration and credited years of service for purposes of the Retirement Plan for each executive officer named in the Summary Compensation Table are $889,100 and 31 years for Daniel J. Black, $889,100 and 40 years for Henry H. Hoyt, Jr., $410,000 and 28 years for Ralph Levine, $410,000 and 17 years for Paul Veteri and $405,000 and 15 years for Herbert Sosman. Amounts payable under the Retirement Plan may not exceed the limitation imposed by
Section 415 of the Code (currently $118,800, but subject to annual cost-of-living adjustments, or the individual's average covered compensation for his three highest paid years, whichever is less) and the amount of credited compensation which may be taken into account in the computation of pension benefits may not exceed the amount permitted under Section 401(a)(17) of the Code (currently $150,000, subject to cost-of-living adjustments). Amounts shown above include benefits in excess of such limitations that are payable under the Executive Pension Benefits Plan (the "Executive Plan") described below.

    The Executive Plan is an unfunded plan which provides for the payment of vested pension benefits, which would otherwise be payable under the Retirement Plan but for the limitations of Sections 415 and 401(a)(17) of the Code, and which mitigates the reduction in retirement benefits of corporate officers who elect early retirement. Individuals whose pension benefits are limited under
Section 415(b) of the Code as of April 1, 1990 and who retire at or after age 65 or die while actively employed by the Company will receive supplemental pension or spousal death benefits under the Executive Plan based on covered compensation of up to $850,000, including bonus income, if the amount of such benefits is greater than the amount which would otherwise be provided under the preceding sentence. Covered compensation for purposes of the supplemental plan for each of Henry H. Hoyt, Jr. and Daniel J. Black would, under the above assumptions, be $850,000.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with Mr. Black, Mr. Sosman, Mr. Levine and Mr. Veteri.

    Mr. Black's employment agreement, as amended from time to time, provides for his employment initially as President and Chief Operating Officer of the Company at a salary of not less than $978,000 per year for a period commencing April 24, 1992 and continuing for a period of five (5) years from December 31st of any year in which the Board of Directors desires to terminate Mr. Black's agreement, and requires the Company to pay the premium on a $500,000 insurance policy on Mr. Black's life and certain federal, state and city income taxes on such premium amount and taxes. The employment agreement provides for the Company to use its best efforts to cause Mr. Black to be elected a director of the Company.

    Mr. Sosman's employment agreement provides for his employment as a Vice President of the Company and President of the Company's Wallace Laboratories Division at a salary of $347,200 per year and a bonus to be determined under the Company's Profit Sharing Plan for a five-year period commencing October 31, 1987, which has been extended by the Company for an additional five year period.

    Mr. Levine's employment agreement provides for his employment as Vice President, Secretary and General Counsel of the Company for a period commencing April 10, 1992 and terminating July 2, 2001. Mr. Veteri's employment agreement provides for his employment as Vice President, Finance of the Company for a period commencing April 10, 1992 and continuing for a period of five years from April 1st of any year in which the Board of Directors desires to terminate Mr. Veteri's agreement. The cash compensation received by Mr. Levine and Mr. Veteri pursuant to the employment agreements is included in the amounts disclosed in the Summary Compensation Table.

COMPENSATION OF DIRECTORS

    Directors, other than those who are salaried employees of the Company, receive an annual fee of $35,000 for serving on the Board of Directors and a fee of $500 for each meeting of the Audit Committee that they attended, but did not receive a fee for attendance at meetings of the Board of Directors or meetings of any committee other than the Audit Committee. Directors who are salaried employees of the Company received a fee of $250 for each meeting of the Board of Directors that they attended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year ended March 31, 1994, the Compensation Committee of the Board of Directors of the Company consisted of Richard L. Cruess, M.D., Chairman, Herbert M. Rinaldi and David M. Baldwin. None of such persons was, during such fiscal year or formerly, an officer of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a director of the Company. In addition, during the fiscal year ended March 31, 1994, no executive officer of the Company served as a director or a member of the compensation committee of another entity, one of whose executive officers served as a Director or on the Compensation Committee of the Company.

REPORT ON EXECUTIVE COMPENSATION

General

    The Company's Compensation Committee, consisting of Messrs. Baldwin, Cruess and Rinaldi, non-employee Directors of the Company, approves of all policies governing the compensation of, and the amounts of compensation for, the company's Chief Executive Officer and its President and Chief Operating Officer. The form and amount of compensation of the Company's Chief Executive Officer and its President is then approved by the entire Board of Directors upon the recommendation of the Compensation Committee. The specific compensation of all other executive officers is recommended to the Board for its determination by the Company's Executive Committee. To that extent, this report of the Compensation Committee is also a report by the entire Board of Directors.

       The Company's compensation program for its executive officers consists of the following significant components: annually determined salary; annually determined bonus payments pursuant to the Company's Profit Sharing Plan; and periodic grants of restricted stock units. The elements of the Company's compensation are designed with different purposes in mind. Salary and bonus payments are primarily intended to compensate for current and past performance. The restricted stock units are awarded in an effort to provide a strong incentive for outstanding long term performance, and are forfeitable generally if the executive holding the units leaves the Company prior to five years from the date on which the restricted stock units were awarded or if such executive is terminated for cause. The awards of restricted stock units are directly tied to the interests of the Company's shareholders inasmuch as the value of the awards will increase or decrease based upon the future price of the Company's stock.

       In determining the amount and the form of the executive compensation package for 1993, the Compensation Committee and the Board (hereinafter referred to as the "Committee") considered the Company's overall performance over a number of years rather than considering any single year. The Committee also considered the objectives the Company desires to achieve in the future as well as the challenges with which the Company would be confronted. Given this overall view, the Committee did consider several specific factors. They included continued efforts to develop and market new drugs, continued efforts to license the Company's products to others and continued efforts to upgrade the Company's management of its inventory and thus improve the Company's working capital and cash flow. In addition, the Committee also reviewed the results of surveys of compensation information for major pharmaceutical and consumer products companies which include information for all of the companies comprising the peer group index appearing on the Performance Graph in this Proxy Statement. These surveys indicate that the salary levels generally corresponded to the upper quartile of such competitive data when compared to positions of comparable scope and responsibility. However, in making the compensation determination, no specific weight was given to any one factor. Therefore, the compensation determination may be deemed to be subjective.

Chief Executive Officer Compensation

    The compensation of Henry H. Hoyt, Jr., the Company's Chief Executive Officer, in 1993 consisted of salary and bonus payments. In determining Mr. Hoyt's 1993 compensation, the Committee continued its practice of prior years of granting a merit increase in annual salary of 10% for members of the
Company's Executive Committee, which includes Mr. Hoyt.   The merit increase
philosophy is to set consistent increases in compensation which will retain superior executives over a period of years, rather than have fluctuating increases varying with the annual performance of the Company.

    The Company believes it has had and continues to have an appropriate compensation program. Base salaries, adjusted in accordance with the Company's merit increase philosophy, together with short-term bonus orientation and emphasis on long-term equity-based incentives constitutes the crucial elements of the Company's compensation policy.

Submitted by the Company's Board of Directors:

       Daniel J. Black               Scott C. Hoyt
       David M. Baldwin              Ralph Levine
       Richard L. Cruess, M.D.       Herbert M. Rinaldi
       Henry H. Hoyt, Jr.            Paul A. Veteri

TAX DEDUCTION CONSIDERATIONS

    The Compensation Committee has reviewed the Company's compensation plans with respect to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993. Since the particular requirements of the Act applicable to elements of the Company's compensation plans have not yet been definitively determined and since the Committee believes that the requirements of the Act might effectively divest the Committee of the ability to exercise its discretion to act in the best interests of the stockholders in establishing compensation, the Compensation Committee has decided for the present not to alter the Company's compensation plans to attempt to meet the deductibility requirements. The Compensation Committee will revisit this issue and evaluate whether the compensation plans should be altered in the future to meet the deductibility requirements.

PERFORMANCE GRAPH

    The following graph compares the yearly change in the cumulative total shareholder return on the Company's Common Stock for each of the Company's last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of (i) the Wilshire 5000 Index and (ii) a peer group of seven companies within the Company's Standard Industry Codes (SIC) and with market capitalization similar to the Company that consists of the following companies:
A.L. Laboratories, Inc., Block Drug Company, Inc., Neutrogena Corporation, Helen Curtis Industries, Inc., McKesson Corporation, Ivax Corporation and St. Ives Laboratories.

                                   (GRAPH)

                        1989         1990         1991        1992        1993        1994
                        ----         ----         ----        ----        ----        ----
Carter-Wallace          100         130.7        155.4       242.6       221.1       171.3

Wilshire 5000           100         116.0        131.4       149.4       172.0       176.8

Peer Group              100         115.7        136.2       174.1       186.1       180.3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors will recommend at the Meeting that a resolution be adopted approving and ratifying the appointment by the Board of Directors of the firm of KPMG Peat Marwick to audit the financial statements of the Company and its subsidiaries for the current fiscal year. If the stockholders do not approve and ratify the appointment of KPMG Peat Marwick as independent auditors, the Board of Directors will consider the selection of another accounting firm. A representative of KPMG Peat Marwick is expected to be present at the Meeting, to have an opportunity to make a statement if he desires to do so and to be available to answer any questions relating to their audit of the financial statements of the Company for the fiscal year ended March 31, 1994. The fees paid by the Company and its subsidiaries for auditing services to this firm were approximately $699,000 for the fiscal year ended March 31, 1994. See "BOARD OF DIRECTORS AND COMMITTEES" for information concerning the Company's Audit Committee.

    MANAGEMENT RECOMMENDS A VOTE "FOR" THIS RESOLUTION. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

                    AMENDMENT OF RESTRICTED STOCK AWARD PLAN

       The Board of Directors recommends that stockholders vote in favor of the proposal to amend the Company's 1977 Restricted Stock Award Plan (the "Plan") to increase the number of shares of Common Stock of the Company covered by the Plan by 2,000,000 additional shares.

       If the holders of a majority of the shares of the Company entitled to vote at the Meeting is not obtained, the proposed amendment will not be adopted.

       Information with respect to awards of shares of Common Stock of the Company granted under the Plan is set forth above under "EXECUTIVE COMPENSATION AND OTHER INFORMATION." Adoption of the proposed amendment will not alter the number of shares of Common Stock previously awarded under the Plan.

       As originally approved at the 1978 Annual Meeting of Stockholders, the Plan authorized the grant of awards to key employees of the Company and its subsidiaries with respect to 250,000 shares of Common Stock. An additional 500,000 shares were made available for awards under the Plan by amendments to the Plan in 1980 and 1985. The maximum number of shares that may now be awarded under the Plan is 750,000 shares of Common Stock of which 137,542 shares of Common Stock remain available for future awards. Award shares are subject to adjustment to reflect any stock split, stock dividend, recapitalization or other similar event. As of June 1, 1994, awards of an aggregate of 135,819 shares of Common Stock and commitments to make awards of an additional 661,688 shares have been made.

       The Board of Directors deems it desirable to have additional shares of Common Stock available to be used as awards under the Plan to individuals who become key employees in the future, through promotions and acquisitions of other companies as well as to persons who are now key employees and may have already been granted awards under the Plan. The Company believes that the grant of awards is necessary in order to retain and attract personnel for positions of substantial responsibility and to provide additional incentive to such personnel by offering them a greater interest in the Company's continued success.

                         SUMMARY AND EFFECT OF THE PLAN

       If the proposed amendment is adopted, the basic provisions and effect of the Plan would be as described below.

       The Plan provides for awards of shares of Common Stock of the Company to key employees of the Company and its subsidiaries. Awards are made by a committee of three directors of the Company (the "Committee"), none of whom may receive awards. The present Committee consists of David M. Baldwin, Richard L. Cruess, M.D. and Herbert Rinaldi, none of whom may receive awards. Only authorized shares previously issued and reacquired by the Company may be awarded under the Plan. Certificates representing shares of Common Stock awarded under the Plan may be delivered either at a specified future date or dates or immediately after the award.

       Stock awarded may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of for a period of five years from the date of the award. The recipient of an award must remain in the employ of the Company for five years or forfeit all his rights in the stock comprising such award, unless earlier termination of employment results from disability, mandatory retirement, termination by the Company without cause, or death. In the event of the retirement of a recipient at the age of at least 65 years, or at such other age as the Committee, which administers the Plan, may from time to time in any particular case or, generally, determine, and before the end of a five-year period from the date of the award, (i) restrictions on resale and disposition shall lapse and (ii) Award

Stock which has not been delivered to such recipient shall be delivered, as to such number of shares as shall be determined by multiplying the total number of shares of Award Stock by a fraction, the numerator of which is equal to the number of days from the date of the award to the date of retirement, and the denominator of which is 1,825. The Company has the right to impose limitations, in the event of retirement, with respect to post-retirement employment of the recipient.

       Any cash dividends on Common Stock awarded under the Plan is held by the Company for the benefit of the recipient, subject to the same forfeiture provisions as the award. Such dividends, without any interest thereon, is paid to the recipient of the award upon the lapse of such restrictions.

       Subject to the provisions of the Plan, the Committee determines restrictions or conditions to be imposed upon the awards, specifies the time of delivery of the Award Stock, and prescribes the form and substance of agreements with respect to the awards to be entered into between the Company and each recipient of an award.

       The Company's Board of Directors may amend the Plan, provided that no amendment which (i) increases the aggregate number of shares which may be awarded under the Plan, or (ii) materially increases the benefits accruing under the Plan, or (iii) materially modifies the requirements for participation shall be effective without stockholder approval.

       The Board of Directors may suspend or terminate the Plan at any time. The Plan also terminates upon issuance of the maximum number of shares to be issued under the Plan and the expiration of the restrictions of such shares.

       Officers, currently 17 in number, which includes directors who are full-time employees of the Company, of whom there are 4, and other key employees of the Company and of its subsidiaries including Messrs. Henry H. Hoyt, Jr., Daniel J. Black, Ralph Levine, Paul A. Veteri and Herbert Sosman, are eligible for awards.

       During the fiscal year ended March 31, 1994, as permitted by the Plan, the Company repurchased 16,549 shares of Common Stock of the Company as to which restrictions imposed under the Restricted Stock Award Plan had lapsed. During the fiscal year ended March 31, 1994, 32,895 shares were awarded to officers of the Company under the Restricted Stock Award Plan. Pursuant to the 3 for 1 stock split that was effective as of April 27, 1992, each award granted under the 1977 Restricted Stock Award Plan, as amended, prior to April 27, 1992, was adjusted so that the holders of such awards became entitled to receive two shares of Common Stock for each share of Award Stock held by them prior to April 27, 1992.

       The Board of Directors believes that the Proposal is in the best interests of the Company and its stockholders.

       MANAGEMENT RECOMMENDS A VOTE "FOR" THIS RESOLUTION. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

                              STOCKHOLDER PROPOSAL

    STOCKHOLDER PROPOSAL WITH RESPECT TO DISCLOSURES OF CERTAIN EMPLOYEES PREVIOUSLY EMPLOYED IN GOVERNMENTAL CAPACITIES.

    Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who is the owner of record of 300 shares of Common Stock, has given notice that she intends to present the following resolution at the Meeting:

       RESOLVED: "That the stockholders of Carter-Wallace assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a direct bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted."

       REASONS: "Full disclosure on these matters is essential at Carter-Wallace because of its many dealings with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies."

    "If you AGREE, please mark your proxy FOR this resolution."

    The Board of Directors recommends a vote "AGAINST" the adoption of this resolution for the following reasons:

    From time to time the Company employs people who have been previously employed in governmental capacities. Hiring decisions are made on the basis of the professional competence of the prospective employee. The Company is sensitive to the possibility of conflicts of interest in the hiring of former government employees but does not believe that, absent such conflicts, government employment alone should bar employment of the individual by the Company.

    The Company is equally sensitive to conflicts of interest in its selection of law firms and outside consultants in the course of its business. The Company engages such entities on the basis of their professional competence and does not believe that the presence of a former government employee at such a firm, absent conflicts of interest, should prevent the Company from taking advantage of the benefits of engaging such a firm.

    The compilation and distribution of the information requested by this proposal would, in the opinion of the Board of Directors, involve an unnecessary burden and expense and serve no useful purpose.

    The affirmative vote of a majority of the votes present, in person or by proxy, at the Meeting is required to approve the above-described proposal. Abstentions and broker non-votes will have the same effect as a negative vote with respect to this matter.

    PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE RESOLUTION UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

                                 OTHER BUSINESS

    It is not intended to present to the Meeting any business other than the election of directors and the proposals referred to above. The Board of Directors is not aware of any other matters which may be presented for action at the Meeting. If any other matters should be presented, the persons named as proxies will vote on such matters in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals for presentation at the Company's 1995 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company at the Company's executive offices, 1345

Avenue of the Americas, New York, New York 10105, not later than February 10, 1995 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy.


                                 MISCELLANEOUS

    The solicitation of proxies will be by mail and the cost will be borne by the Company. The Company will request banks, brokers and other nominees, custodians and fiduciaries to forward proxy material to beneficial owners and to seek authorization for the execution of proxies, and the Company will reimburse them for their expense in this connection.

    A copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1994 (without exhibits) as filed with the Securities and Exchange Commission will be made available without charge to any stockholder upon written request addressed to Ralph Levine, Secretary, at the Company's principal executive offices, Carter-Wallace, Inc., 1345 Avenue of the Americas, New York, New York 10105.

                       By Order of the Board of Directors

                                 RALPH LEVINE,
                                   Secretary

New York, New York
June 17, 1994

PROXY

                              CARTER-WALLACE, INC.

                 ANNUAL MEETING OF STOCKHOLDERS, JULY 19, 1994
                 1209 ORANGE STREET, WILMINGTON, DELAWARE 19801

          This Proxy is solicited on behalf of the Board of Directors

     The undersigned hereby appoints HENRY H. HOYT, JR. and DANIEL J. BLACK, and either of them, as proxies with full power of substitution, to represent and to vote all shares of Stock of Carter-Wallace, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on July 19, 1994, and all adjournments thereof, as designated on the reverse side of this Proxy.

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Shares represented by this Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR Proposals (1), (2) and (3) and AGAINST Proposal (4).

                      (Continued and to be dated and signed on the reverse side)


PLEASE MARK BOXES [ ] OR [X] IN BLUE OR BLACK INK.
(1) Election of Directors: [ ] FOR, NOMINEES LISTED BELOW (EXCEPT AS STATED TO THE CONTRARY BELOW) [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW
   D.J. Black, D.M. Baldwin, R.L. Cruess, M.D., H.H.Hoyt,Jr., S.C. Hoyt, R.
                       Levine, H.M. Rinaldi, P.A. Veteri
(INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name on the line below.)

- - - -------------------------------------------------------------------------------
(2)  Proposal to ratify the appointment of KPMG Peat Marwick as independent auditors for the Company for the current fiscal year.
     [ ] FOR          [ ] AGAINST         [ ] ABSTAIN

(3)  Proposal to amend the Company's 1977 Restricted Stock Award Plan.
     [ ] FOR          [ ] AGAINST         [ ] ABSTAIN

(4) Proposal made by stockholder to require the Company to provide disclosures of certain employees previously employed in governmental capacities.
     [ ] FOR          [ ] AGAINST         [ ] ABSTAIN

     (Please sign exactly as name appears. If stock is registered in two names, both should sign.)
     Dated:                         , 1994
            -----------------------
     Signed:
            ------------------------------

            ------------------------------

SIGN, DATED AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

PROXY

                              CARTER-WALLACE, INC.

                 ANNUAL MEETING OF STOCKHOLDERS, JULY 19, 1994
                 1209 ORANGE STREET, WILMINGTON, DELAWARE 19801


          This Proxy is solicited on behalf of the Board of Directors

   The undersigned hereby appoints HENRY H. HOYT, JR. and DANIEL J. BLACK, and either of them, as proxies with full power of substitution, to represent and to vote all shares of Stock of Carter-Wallace, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on July 19, 1994, and all adjournments thereof, as designated on the reverse side of this Proxy.

   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Shares represented by this Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR Proposals (1), (2) and (3) and AGAINST Proposal (4).

                      (Continued and to be dated and signed on the reverse side)



         [  ]

(1) Election of Directors:

                          WITHHOLD
                          AUTHORITY
FOR                       to vote for all
nominees                  nominees
listed below     [X]      listed below          [X]      Exceptions       [X]

D.J. Black, D.M. Baldwin, R.L. Cruess, M.D., H.H. Hoyt, Jr., S.C. Hoyt, R. Levine, H.M. Rinaldi, P.A. Veteri

(INSTRUCTION: To withhold authority to vote for an individual nominee, mark the exceptions box and write that nominee's name on the line below.)

Exceptions_________________________________________

(2) Proposal to ratify the appointment of KPMG Peat Marwick as independent auditors for the Company for the current fiscal year.

    For     [X]    Against     [X]     Abstain     [X]

(3) Proposal to amend the Company's 1977 Restricted Stock Award Plan.

    For     [X]    Against     [X]     Abstain     [X]

(4) Proposal made by stockholder to require the Company to provide disclosures of certain employees previously employed in governmental capacities.

    For     [X]    Against     [X]     Abstain     [X]

PROXY DEPARTMENT
NEW YORK, N.Y. 10203-0068

    (Please sign exactly as name appears. If stock is registered in two names, both should sign.)

         DATED                                     , 1994
              -------------------------------------

         SIGNED
               ------------------------------------------


         ------------------------------------------------

         VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK. [X]

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.